Exhibit 3.1

Certificate of Amendment of the Certificate of Incorporation
of
MOTORCAR PARTS OF AMERICA, INC.
Under Section 805 of the Business Corporation Law

It is hereby certified that:

FIRST: The name of the corporation is Motorcar Parts of America, Inc. (the “Corporation”).

SECOND: The certificate of incorporation of the Corporation was filed by the Department of State on April 2, 1968. The name under which the Corporation was formed was Motorcar Parts Associates, Inc.

THIRD: The amendment of the certificate of incorporation of the Corporation effected by this certificate of amendment is as follows: to increase the aggregate number of shares that the Corporation shall have authority to issue by authorizing 30,000,000 additional shares of Common Stock, with a par value of $0.01 per share, and of the same class of Common Stock as the presently authorized shares.

FOURTH: To accomplish the foregoing amendment, the first paragraph of Article FOURTH of the certificate of incorporation of the Corporation, relating to the aggregate number of shares that the Corporation is authorized to issue, is hereby amended to read as follows:

“The total number of shares of stock which the Corporation shall have authority to issue is 55,000,000 shares, consisting of 50,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock par value $0.01 per share.”

FIFTH: The foregoing amendment of the certificate of incorporation of the Corporation was authorized by the consent in writing of all the members of the Board of Directors of the Corporation, followed by the consent of holders of outstanding shares of the Corporation entitled to vote on the said amendment of the certificate of incorporation at a meeting duly held, having not less than the minimum requisite proportion of votes, which has been given in accordance with Section 615 of the Business Corporation Law. Written notice has been given as and to the extent required by the said Section 615.

Signed on April 9, 2014

/s/ Michael M. Umansky
Name: Michael M. Umansky
Title: VP & General Counsel